Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS
THOUSAND OAKS, Calif. — July 29, 2010 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Earnings per diluted share increased 13.0% to $0.78 per share

•	Acquired Optimum Optical Systems, Inc.

•	Recently completed the acquisition of Intelek plc

•	Raising full year 2010 outlook
Teledyne Technologies today reported second quarter 2010 sales of $442.5 million, compared with sales of $441.1 million for the same period of 2009. Net income for the second quarter of 2010 was $28.6 million ($0.78 per diluted share), compared with net income of $25.2 million ($0.69 per diluted share) for the second quarter of 2009.
“Our commercial businesses continued to recover nicely in the quarter,” said Robert Mehrabian, chairman, president and chief executive officer. “Our Electronics and Communications segment performed well as a result of double-digit sales growth and margin improvement in our commercial electronic instrumentation businesses. Our commercial aerospace businesses also performed strongly with increased sales and improved margins. In June 2010 we acquired Optimum Optical Systems, our second investment in tactical military imaging and optics businesses this year. In addition, in July 2010 we completed the acquisition of Intelek plc, expanding our capabilities in microwave systems. Specifically, Intelek’s Paradise Datacom division manufactures high power solid state amplifiers and modems for commercial customers which complement Teledyne’s strong position in broadband high power traveling wave tube and lower power solid state subsystems, primarily for military customers.”
Review of Operations (Comparisons are with the second quarter of 2009, unless noted otherwise).
Electronics and Communications
The Electronics and Communications segment’s second quarter 2010 sales were $323.8 million, compared with $305.1 million, an increase of 6.1%. Second quarter 2010 operating profit was $41.6 million, compared with operating profit of $39.9 million, an increase of 4.3%.
The second quarter 2010 sales change resulted primarily from higher sales of electronic instrumentation, partially offset by lower sales of other commercial electronics. Sales of electronic instrumentation primarily reflected higher sales of marine and environmental instrumentation products. Lower sales of other commercial electronics primarily reflected reduced sales from product lines which the company is exiting, such as commercial electronic manufacturing services and telecommunication subsystems partially offset by higher sales for relay products. Sales of defense electronics increased slightly and included $0.4 million in sales from the acquisition of

Optimum Optical Systems, Inc. in June 2010. The increase in operating profit reflected the impact of higher sales, partially offset by charges of $8.2 million, primarily to correct inventory valuations incorrectly recorded in previous periods at a business unit. Operating profit in the second quarter of 2010 also included $0.7 million in professional fees related to acquisition activity. Operating profit included pension expense of $0.8 million in the second quarter of 2010, compared with $2.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.7 million in the second quarter of 2010, compared with $0.6 million.
Engineered Systems
The Engineered Systems segment’s second quarter 2010 sales were $67.3 million, compared with $89.7 million, a decrease of 25.0%. Operating profit was $7.4 million for the second quarter of 2010, compared with operating profit of $8.7 million, a decrease of 14.9%.
The second quarter 2010 sales decrease primarily reflected lower sales of missile defense programs, primarily the Ground-based Midcourse Defense contract engineering services as well as gas centrifuge service modules. Operating profit in the second quarter of 2010 reflected the impact of lower sales, partially offset by lower pension expense. Operating profit included pension expense of $0.4 million in the second quarter of 2010, compared with $2.8 million. Pension expense allocated to contracts pursuant to CAS was $1.7 million in the second quarter of 2010, compared with $2.5 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s second quarter 2010 sales were $34.5 million, compared with $29.7 million, an increase of 16.2%. Operating profit increased to $2.0 million for the second quarter of 2010, compared with operating profit of $0.7 million.
Second quarter 2010 sales reflected higher sales of engines for new OEM aircraft, as well as increased sales of aftermarket engines and spare parts. Operating profit included the reversal of $1.2 million of product recall and replacement reserves that were no longer needed. Operating profit in 2009 included a $0.3 million charge related to past due accounts receivable, partially offset by a favorable worker’s compensation settlement of $0.9 million.
Energy and Power Systems
The Energy and Power Systems segment’s second quarter 2010 sales were $16.9 million, compared with $16.6 million, an increase of 1.8%. Operating profit increased to $1.1 million for the second quarter 2010, compared with operating profit of $0.3 million.
Second quarter 2010 sales primarily reflected higher sales of commercial hydrogen generators and power systems for government applications as well as higher battery product sales, partially offset by reduced revenue related to the Joint Air-to-Surface Standoff Missile (“JASSM”) turbine engine program. Operating profit in 2009 reflected a $1.2 million product replacement reserve for commercial energy systems.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $46.9 million for the second quarter of 2010, compared with $35.8 million. The higher cash provided by operating activities was primarily due to higher net income and improved working capital, partially offset by higher income tax payments. Free cash flow (cash from operating activities less capital expenditures) was $41.7 million for the second quarter of 2010, compared with $31.4 million and reflected higher cash provided by operating activities, partially offset by higher capital expenditures in 2010. At July 4, 2010, total debt was $237.1 million, which included $226.0 million drawn on available credit lines, and $11.1 million in capital lease obligations. Cash and cash equivalents were $36.5 million at July 4, 2010. The company received $0.6 million from the exercise of employee stock options in the second quarter of 2010, compared with $0.1 million. In the second quarter of 2010, Teledyne acquired a minority interest in Intelek plc for $6.9 million, accounted for under the cost basis method. In the third quarter of 2010, Teledyne expects to pay approximately $38.5 million for the remaining ownership of Intelek, plc, which includes $2.0 million in expected transaction costs. In June 2010, Teledyne Scientific & Imaging, LLC acquired Optimum Optical Systems, Inc. for $5.7 million, net of cash acquired. Capital expenditures for the second quarter of 2010 were $5.2 million, compared with $4.4 million. Depreciation and amortization expense for the second quarter of 2010 was $11.2 million, compared with $11.3 million.

	Second	Second
Free Cash Flow(a)	Quarter	Quarter
(in millions, brackets indicate use of funds)	2010	2009
Cash provided by operating activities	$46.9	$35.8
Capital expenditures for property, plant and equipment	(5.2)	(4.4)

Free cash flow	$41.7	$31.4

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $1.3 million for the second quarter of 2010 compared with $5.6 million. Pension expense allocated to contracts pursuant to CAS was $2.4 million for the second quarter of 2010 compared with $3.1 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government. The decrease in 2010 pension expense reflects higher investment returns in 2009 and the impact of pension contributions made in 2009 and 2008.
Income Taxes
The effective tax rate for the second quarter of 2010 was 37.0% compared with 39.0%. The second quarter of 2010 included the reversal of $0.2 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding these amounts, the effective tax rate for the second quarter of 2010 would have been 37.6%.
Stock Option Compensation Expense
For the second quarter of 2010, the company recorded a total of $1.2 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.8 million was recorded in the operating segment results. For the second quarter of 2009, the company recorded a total of $1.2 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.7 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $0.7 million for the second quarter of 2010, compared with $1.5 million, and primarily reflected lower outstanding debt levels. Other income in 2010 includes an insurance benefit of $0.7 million. Minority interest for the second quarter of 2009 reflected the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.

Outlook
Based on its current outlook, the company’s management believes that third quarter 2010 earnings per diluted share will be in the range of approximately $0.74 to $0.76. The full year 2010 earnings per diluted share outlook is expected to be in the range of approximately $2.95 to $3.00, an increase from the prior outlook of $2.89 to $2.96. The company’s estimated effective tax rate for 2010 is expected to be 38.0% excluding the impact of income tax contingency reserves, in the first and second quarter, which were determined to be no longer needed due to the expiration of applicable statutes of limitations.
The full year 2010 earnings outlook includes approximately $5.2 million in pension expense, or $4.4 million in net pension income after recovery of allowable pension costs from our CAS covered government contracts. Full year 2009 earnings included $22.5 million in pension expense, or $10.1 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2010 pension expense reflects higher investment returns in 2009 and the impact of pension contributions made in 2009 and 2008.
Our Engineered Systems segment manufactures gas centrifuge service modules for Fluor Enterprises, Inc., acting as agent for USEC Inc., used in the American Centrifuge Plant. We continue to anticipate reduced sales of gas centrifuge service modules in 2010 due to a suspension of work notice received on August 13, 2009, caused by the U.S. Department of Energy’s delayed decision regarding USEC’s application for a loan guarantee to complete construction of the American Centrifuge Plant. In addition, given reduced program funding, as well as changes to contracting policy by the U.S. Government, we expect reduced sales of missile defense engineering services in 2010. Finally, we anticipate reduced sales to NASA in the third and fourth quarters of 2010 due to government funding reductions in certain programs.
The company’s $590.0 million credit facility terminates in July 2011, and the company is planning to refinance such credit facility prior to its scheduled maturity. On May 12, 2010 the company entered into a note purchase agreement providing for a private placement of $250 million in aggregate principal amount of senior notes to be issued on September 15, 2010. The Notes consist of $75 million of 4.04% senior notes due September 15, 2015, $100 million of 4.74% senior notes due September 15, 2017 and $75 million of 5.30% Senior Notes due September 15, 2020. The interest rates for the notes were determined on April 14, 2010. The company intends to use the proceeds of the private placement to pay down amounts outstanding under the company’s existing credit facility and for general corporate purposes including acquisitions. The closing and issuance of the notes are subject to customary closing conditions.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, debt issuance, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results: including disruptions in the global economy; insurance and credit markets; changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; continued liquidity of our suppliers and customers (including commercial and aviation customers); and availability of credit to our suppliers and customers and a potential decrease in offshore oil production and exploration activity due to April 2010 oil spill in the Gulf of Mexico. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses.

Lower oil and natural gas prices could negatively affect our business units that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Changes in U.S. Government policy could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services, gas centrifuge service module manufacturing programs, as well as certain NASA programs.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2009 Annual Report on Form 10-K and its 2010 first quarter Form 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 29, 2010. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 29, 2010.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 4, 2010 AND JUNE 28, 2009
(Unaudited — In millions, except per share amounts)

	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
	2010	2009	2010	2009
Net sales	$442.5	$441.1	$881.7	$881.4
Costs and expenses:
Costs of sales	309.9	313.8	622.1	627.6
Selling, general and administrative expenses	86.9	83.6	174.0	174.8

Total costs and expenses	396.8	397.4	796.1	802.4

Income before other income and (expense) and taxes	45.7	43.7	85.6	79.0
Other income (expense), net	0.5	(0.6)	1.2	(0.2)
Interest expense, net	(0.7)	(1.5)	(1.7)	(2.6)

Income before income taxes	45.5	41.6	85.1	76.2
Provision for income taxes (a)	16.9	16.2	31.5	29.8

Net income before minority interest	28.6	25.4	53.6	46.4
Less: net income attributable to minority interest	—	(0.2)	—	(0.4)

Net income attributable to Teledyne Technologies	$28.6	$25.2	$53.6	$46.0

Diluted earnings per common share	$0.78	$0.69	$1.46	$1.26

Weighted average diluted common shares outstanding	36.9	36.6	36.8	36.5

(a)	The first six months of 2010 includes the reversal of $0.6 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations, of which $0.2 million was recorded in the second quarter. The first six months of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 4, 2010 AND JUNE 28, 2009
(Unaudited — In millions)

	Second	Second		Six	Six
	Quarter	Quarter	%	Months	Months	%
	2010	2009	Change	2010	2009	Change
Net sales:
Electronics and Communications	$323.8	$305.1	6.1%	$634.2	$615.1	3.1%
Engineered Systems	67.3	89.7	(25.0)%	145.7	178.5	(18.4)%
Aerospace Engines and Components	34.5	29.7	16.2%	68.8	55.7	23.5%
Energy and Power Systems	16.9	16.6	1.8%	33.0	32.1	2.8%

Total net sales	$442.5	$441.1	0.3%	$881.7	$881.4	—%

Operating profit (loss) and other segment income:
Electronics and Communications	$41.6	$39.9	4.3%	$81.7	$78.2	4.5%
Engineered Systems	7.4	8.7	(14.9)%	14.7	16.8	(12.5)%
Aerospace Engines and Components	2.0	0.7	185.7%	1.6	(3.6)	*
Energy and Power Systems	1.1	0.3	266.7%	1.4	0.3	366.7%

Segment operating profit and other segment income	$52.1	$49.6	5.0%	$99.4	$91.7	8.4%
Corporate expense	(6.4)	(5.9)	8.5%	(13.8)	(12.7)	8.7%
Other income (expense), net	0.5	(0.6)	*	1.2	(0.2)	*
Interest expense, net	(0.7)	(1.5)	(53.3)%	(1.7)	(2.6)	(34.6)%

Income before income taxes	45.5	41.6	9.4%	85.1	76.2	11.7%
Provision for income taxes (a)	16.9	16.2	4.3%	31.5	29.8	5.7%

Net income before minority interest	28.6	25.4	12.6%	53.6	46.4	15.5%
Less: Net income attributable to minority interest	—	(0.2)	(100.0)%	—	(0.4)	(100.0)%

Net income attributable to Teledyne Technologies	$28.6	$25.2	13.5%	$53.6	$46.0	16.5%

(a)	The first six months of 2010 includes the reversal of $0.6 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations, of which $0.2 million was recorded in the second quarter. The first six months of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JULY 4, 2010 AND JANUARY 3, 2010
(Current period unaudited — In millions)

	July 4,	January 3,
	2010	2010
ASSETS
Cash and cash equivalents	$36.5	$26.1
Accounts receivable, net	270.0	245.8
Inventories, net	191.3	189.6
Deferred income taxes, net	38.0	37.4
Prepaid expenses and other assets	26.2	32.8

Total current assets	562.0	531.7

Property, plant and equipment, net	199.9	206.6
Deferred income taxes, net	33.8	29.9
Goodwill and acquired intangible assets, net	606.0	612.0
Other assets, net	54.3	41.3

Total assets	$1,456.0	$1,421.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$103.6	$103.8
Accrued liabilities	171.8	176.8
Current portion of long-term debt and capital leases	0.6	0.5

Total current liabilities	276.0	281.1

Long-term debt and capital lease obligations	236.5	251.6
Other long-term liabilities	223.2	221.4

Total liabilities	735.7	754.1
Total stockholders’ equity	720.3	667.4

Total liabilities and stockholders’ equity	$1,456.0	$1,421.5